CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Shares, no par value	12,765,000	$11.80	$150,627,000	$15,168.14

(1)	Includes common shares subject to an option to purchase additional common shares granted to the underwriters.
(2)	The filing fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-204450

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 26, 2015)

Cott Corporation

11,100,000 COMMON SHARES

We are offering 11,100,000 common shares. Our common shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “COT” and on the Toronto Stock Exchange (“TSX”) under the symbol “BCB.” On March 1, 2016, the last reported sale price of our common shares on the NYSE and the TSX, was $12.59 and Cdn$16.89, respectively.

INVESTING IN OUR COMMON SHARES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING

ON PAGE S-4 OF THIS PROSPECTUS SUPPLEMENT.

	Per Share	Total
Public offering price	$11.80	$130,980,000
Underwriting commission	$0.472	$5,239,200
Proceeds, before expenses, to us	$11.328	$125,740,800

It is currently anticipated that the closing date of this offering will be March 9, 2016, or such later date as we and the Underwriters (as defined below) may agree, but in any event not later than March 18, 2016. The Underwriters expect to deliver the common shares to purchasers through the book-entry facilities of The Depository Trust Company and CDS Clearing and Depository Services Inc.

We have granted the Underwriters an option exercisable for 30 days from the date of this prospectus supplement to purchase up to 1,665,000 additional common shares at the public offering price to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

CIBC	Barclays

Wells Fargo Securities	BMO Capital Markets	RBC Capital Markets	TD Securities

The date of this prospectus supplement is March 2, 2016.

Prospectus Supplement

Prospectus

We have not, and the Underwriters have not, authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus that may be provided to you by us or on our behalf. We take no responsibility for, and can provide no assurance as to the reliability of, any information or representation not contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus that may be provided to you. The securities are not being offered in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front cover page of this prospectus supplement or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement and the accompanying prospectus is delivered or common shares are sold on a later date. Our business, financial condition, results of operations and cash flows may have changed since those dates.

Unless the context otherwise requires or otherwise as expressly stated, the terms “we,” “our,” “us,” “Cott” and the “Company” refer to Cott Corporation and its consolidated subsidiaries. In this prospectus supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in United States dollars.

Cautionary Note About Forward-Looking Statements

This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein may contain statements relating to future events and future results. These statements are “forward-looking” within the meaning of securities laws, including the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, and involve known and unknown risks, uncertainties, future expectations and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements that relate to projections of sales, earnings, earnings per share, cash flows, capital expenditures or other financial items, the expected benefits of the acquisition of AquaTerra Corporation, statements regarding our intentions to pay regular quarterly dividends on our common shares, discussions of estimated future revenue enhancements and cost savings, upon the completion of this offering, the use of the net proceeds of this offering, the granting of an over-allotment option in connection with this offering, the listing of the common shares on the TSX and NYSE and the anticipated effect of this offering on our business. These statements also relate to our business strategy, goals and expectations concerning our market position, future operations, margins, profitability, liquidity and capital resources. Generally, words such as “anticipate,” “believe,” “continue,” “could,” “endeavor,” “estimate,” “expect,” “intend,” “may,” “will,” “plan,” “predict,” “project,” “should” and similar terms and phrases are used to identify forward-looking statements in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein.

The forward-looking statements are not guarantees of future performance or events and, by their nature, are based on certain estimates and assumptions regarding interest and foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective income tax rates, which are subject to inherent risks and uncertainties. Material factors or assumptions that were applied in drawing a conclusion or making an estimate set out in forward-looking statements may include, but are not limited to, assumptions regarding management’s current plans and estimates, our ability to remain a low cost supplier, and effective management of commodity costs. Although we believe the assumptions underlying these forward-looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions could prove to be incorrect. Our operations involve risks and uncertainties, many of which are outside of our control, and any one or any combination of these risks and uncertainties could also affect whether the forward-looking statements ultimately prove to be correct. These risks and uncertainties include, but are not limited to, those described under the heading “Risk Factors” in this prospectus supplement, in Part I, Item 1A. “Risk Factors” in our 2015 Annual Report on Form 10-K and those described from time to time in our future reports filed with the Securities and Exchange Commission (the “SEC”) and Canadian securities regulatory authorities.

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These forward-looking statements are only made as of the date hereof and, except as required by law, we undertake no obligation to update or otherwise revise any forward-looking information, whether as a result of new information, future events or otherwise. Undue reliance should not be placed on any forward-looking statements.

Market and Industry Data

This prospectus supplement and the accompanying prospectus contain and incorporate by reference market and industry data (and statements based on such data) that were obtained from third-party sources, industry publications and publicly available information, as well as industry data prepared by our management on the basis of its knowledge of the industries and markets in which we operate (including management’s estimates and assumptions relating to such industries and markets based on that knowledge). Our management’s knowledge of these industries and markets has been developed through its experience and participation in these industries and markets. We believe that the industry and market data presented herein is accurate and that our management’s estimates and assumptions are reasonable. However, the industry data presented herein and our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption “Risk Factors” in this prospectus supplement.

About this Prospectus Supplement

This prospectus supplement relates to a prospectus that is part of a registration statement that we have filed with the SEC utilizing a “shelf” registration process. Under this process, we may sell the securities described in the accompanying prospectus in one or more offerings. The accompanying prospectus provides you with a general description of the securities we may offer. This prospectus supplement contains specific information about the terms of this offering. This prospectus supplement may add, update or change information contained in the accompanying prospectus. Please carefully read both this prospectus supplement and the accompanying prospectus, including the information described in the section of this prospectus supplement entitled “Where You Can Find More Information.”

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. In various places in this prospectus supplement and the accompanying prospectus, we refer you to sections of other documents for additional information by indicating the caption heading of the other sections. All cross-references in this prospectus supplement are to captions contained in this prospectus supplement and not in the accompanying prospectus, unless otherwise indicated.

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Summary

This summary is not complete and does not contain all of the information that you should consider before buying our common shares. You should read the entire prospectus supplement and accompanying prospectus carefully including, in particular, the section entitled “Risk Factors” beginning on page S-3 and the more detailed information and financial statements and related notes appearing elsewhere or incorporated by reference into this prospectus supplement before making an investment decision.

Cott Corporation

With the acquisition of DS Services of America, Inc. in December 2014, we combined a leading provider in the direct-to-consumer beverage services industry with our traditional business, one of the world’s largest producers of beverages on behalf of retailers, brand owners and distributors. We now have the largest volume-based national presence in the U.S. home and office delivery industry for bottled water and one of the five largest national market share positions in the U.S. office coffee services and filtration services industries. We reach over 1.5 million customers (approximately 60% commercial and 40% residential) through over 2,000 routes located across our national network supported by national sales and distribution facilities, as well as a fleet of over 2,000 vehicles. Our broad portfolio allows us to offer, on a direct-to-consumer basis, a variety of bottled water, coffee, brewed tea, water dispensers, coffee and tea brewers and filtration equipment. With the ability to cover approximately 90% of U.S. households, in terms of geography, we believe we have the broadest distribution network in the direct-to-consumer beverage services industry in the United States, which enables us to efficiently service residences and small and medium size businesses, as well as national corporations, universities and government agencies.

We were incorporated in 1955 and are governed by the Canada Business Corporations Act. Our registered Canadian office is located at 333 Avro Avenue, Pointe-Claire, Québec, Canada H9R 5W3 and our principal executive offices are located at 5519 W. Idlewild Avenue, Tampa, Florida, United States 33634 and 6525 Viscount Road, Mississauga, Ontario, Canada L4V 1H6.

The Offering

Issuer	Cott Corporation

Common shares offered by us	11,100,000 common shares

Over-allotment option	We have granted the Underwriters an option exercisable for a period of 30 days after the date of this prospectus supplement to purchase up to an additional 1,665,000 common shares at the public offering price to cover over-allotments, if any.

Common shares estimated to be outstanding immediately after this offering	121,007,005 common shares (122,672,005 common shares if the Underwriters exercise their over-allotment option in full).

Public Offering Price Per Share	$11.80

Use of proceeds	We estimate that the net proceeds to us from this offering after commissions and expenses will be $125,065,800 ($143,926,920 if the Underwriters exercise their over-allotment option in full). We intend to use the net proceeds of this offering to repay a portion of the borrowings under our asset based lending facility (the “ABL Facility”), which may be redrawn, from time to time, to finance potential acquisitions and for general corporate purposes. See “Use of Proceeds.”

Conflicts of Interest	As described in “Use of Proceeds,” the net proceeds to us from this offering may be used in part to repay a portion of the borrowings under the ABL Facility. Because more than 5% of the proceeds from this offering, not including underwriting compensation, may be paid to affiliates of certain of the underwriters, this offering will be made in accordance with Rule 5121 of the Financial Industry Regulatory Authority (“FINRA”). Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the common shares have a bona fide public market within the meaning of FINRA Rule 5121.

Toronto Stock Exchange symbol	BCB

New York Stock Exchange symbol	COT

Risk Factors	See “Risk Factors” beginning on page S-4 of this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in our common shares.

The number of our common shares outstanding after this offering is estimated based on approximately 109,907,005 common shares outstanding on March 1, 2016. Unless otherwise indicated, the number of common shares outstanding presented in this prospectus supplement excludes:

•	8,697,649 common shares reserved for future equity grants under our equity compensation plans as of March 1, 2016;

•

2,934,315 common shares issuable upon exercise of outstanding stock options under our Amended and Restated Equity Incentive Plan as of March 1, 2016 at a weighted average exercise price of $9.59 per share; and

•	1,665,000 common shares issuable upon the exercise by the Underwriters of the over-allotment option.

Risk Factors

Any investment in our common shares involves a high degree of risk. Prior to making a decision about investing in our common shares, you should carefully consider the risks described below and in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2016 filed with the SEC on February 29, 2016, which are incorporated herein by reference. The occurrence of any of these risks could materially adversely affect our business, operating results and financial condition. As a result, the trading price of our common shares may decline, and you might lose part or all of your investment.

The risks and uncertainties we describe are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or operations. Any adverse effect on our business, financial condition or operating results could result in a decline in the value of our common shares and the loss of all or part of your investment.

Risks Related to the Company’s Common Shares and the Offering

There may be future sales or issuances of common shares or securities convertible into common shares, which may adversely affect the market price of our common shares.

We are not generally restricted from issuing additional common shares, or any securities that are convertible into or exchangeable for, or that represent the right to receive, common shares. The issuance of any additional common shares or preferred shares or securities convertible into, exchangeable for or that represent the right to receive common shares or the exercise of such securities could be substantially dilutive to holders of our common shares. The market price of our common shares could decline as a result of this offering, sales of our common shares made after this offering or the perception that such sales could occur. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of future offerings. Thus, our shareowners bear the risk of future offerings reducing the market price of our common shares and diluting their shareholdings in the Company.

The issuance of the Company’s common shares could result in the loss of the Company’s ability to use certain of the Company’s net operating losses and other tax attributes.

As of January 2, 2016, we have U.S. federal and state operating loss carryforwards totaling $741.6 million, credit carryforwards totaling $3.7 million and capital loss carryforwards totaling $3.3 million. Realization of any benefit from these U.S. tax attributes is dependent on: (1) the Company’s ability to generate future taxable income and (2) the absence of certain future “ownership changes” of the Company’s common shares. An “ownership change,” as defined in the applicable U.S. federal income tax rules, would place significant limitations, on an annual basis, on the use of such loss and credit carryforwards to offset future taxable income that we may generate. Such limitations, in conjunction with the applicable expiration provisions, could significantly reduce or effectively eliminate our ability to use our U.S. loss and credit carryforwards to offset future taxable income.

The Company’s board of directors may issue, without shareowner approval, special shares with rights and preferences superior to those applicable to our common shares.

The Company’s Articles of Amalgamation includes a provision for the issuance of special shares, which may be issued in one or more series, with each series containing such rights and preferences as the board of directors may determine from time to time, without prior notice to or approval of our shareowners. Among others, rights and preferences of any such shares to be issued might include the rights to dividends, superior voting rights, liquidation preferences and rights to convert into common shares. The rights and preferences of any such series of special shares, if issued, may be superior to the rights and preferences applicable to the common shares and might result in a decrease in the price of our common shares.

Use of Proceeds

We estimate that the net proceeds to us from this offering after commissions and expenses will be $125,065,800 ($143,926,920 if the Underwriters’ over-allotment option is exercised in full). We intend to use the net proceeds of this offering to repay a portion of the borrowings under the ABL Facility, which may be redrawn, from time to time, to finance potential acquisitions and for general corporate purposes. Historically, we have utilized the ABL Facility to fund, from time to time, working capital on an ongoing basis, as well as acquisitions.

As of January 2, 2016, we had $122.0 million of outstanding borrowings under the ABL Facility and $45.6 million in outstanding letters of credit. As of March 1, 2016, we had approximately $202.9 million of outstanding borrowings under the ABL Facility. Based on that level of ABL Facility borrowing, immediately after the application of the net proceeds as described above, (i) approximately $77.8 million would be outstanding under the ABL Facility (assuming no exercise of the over-allotment option); and (ii) approximately $59.0 million would be outstanding under the ABL Facility (assuming exercise in full of the over-allotment option).

Capitalization

Other than as set forth below, there have been no material changes in the share and loan capital of the Company on a consolidated basis from January 2, 2016 to the date of this prospectus supplement. The following table sets forth our unaudited cash and cash equivalents and our consolidated capitalization as of January 2, 2016:

•	on an actual basis; and

•

on an as-adjusted basis to give effect to the sale of 11,100,000 common shares in this offering, after deducting underwriting discounts and commissions and estimated offering expenses to be paid by us and the application of the proceeds as described in “Use of Proceeds.”

No adjustments have been made to reflect normal course operations by us or other developments in our business after January 2, 2016. As a result, the as-adjusted information provided below is not indicative of our actual cash and cash equivalents or our consolidated capitalization as of any date. You should read this table in conjunction with “Use of Proceeds” and the disclosures in our Annual Report on Form 10-K for the fiscal year ended January 2, 2016, which is incorporated by reference into this prospectus supplement.

(U.S. dollars in millions)	Actual (audited)	As Adjusted (unaudited)
Cash and cash equivalents	$77.1	$80.2	[1]

Debt:
6.750% senior notes due in 2020	$625.0	$625.0
10.000% second-priority senior secured notes due in 2021[2]	390.1	390.1
5.375% senior notes due in 2022	525.0	525.0
ABL Facility	122.0	–	[1]
GE Term Loan	6.4	6.4
Capital Leases and other debt financing	2.9	2.9

Total debt	$1,671.4	$1,549.4

Equity:
Common Shares, no par	$534.7	$659.8
Additional paid-in-capital	51.2	51.2
Retained earnings	129.6	129.6
Accumulated other comprehensive loss	(76.2)	(76.2)

Total Cott Corporation equity	$639.3	$764.4

Non-controlling interest	6.6	6.6

Total equity	$645.9	$771.0

Total capitalization	$2,317.3	$2,320.4

1	The as-adjusted ABL Facility borrowings (nil) do not reflect the anticipated outstanding balance under the ABL Facility after giving effect to this offering. The borrowings under the ABL Facility were $122.0 million as of January 2, 2016. The as-adjusted consolidated capitalization table therefore shows that the net proceeds of this offering (without giving effect to any exercise of the over-allotment option), would be sufficient to repay the ABL Facility in full and we would have $3.1 million of additional cash and cash equivalents. However, as additional borrowings have been made under the ABL Facility since January 2, 2016 (the outstanding amount was $202.9 million as of March 1, 2016), even if the over-allotment option is exercised in full, the application of the full amount of net proceeds of this offering is expected to repay only a portion of our current borrowings under the ABL Facility.
2	Includes $40.1 million of fair value premium being amortized over the remaining term of the notes.

Market Price of Common Shares

Our common shares are listed on the NYSE under the symbol “COT” and on the TSX under the symbol “BCB.” On March 1, 2016, the last reported sale price of our common shares on the NYSE and the TSX was $12.59 and Cdn$16.89, respectively. The following tables present quarterly information on the price range of our common shares. This information indicates the high and low sale prices reported by the NYSE and the TSX, respectively. As of March 1, 2016, there were approximately 982 holders of record of our common shares.

NYSE:

	U.S. Dollars
	High	Low
Fiscal year ending December 31, 2016
January 3 – March 1, 2016	$12.77	$9.07
Fiscal year ended January 2, 2016
Fourth quarter	$11.84	$8.96
Third quarter	$11.87	$9.56
Second quarter	$10.66	$8.56
First quarter	$10.05	$6.76
Fiscal year ended January 3, 2015
Fourth quarter	$7.09	$5.95
Third quarter	$7.75	$6.60
Second quarter	$8.57	$6.78
First quarter	$8.55	$7.60

Source: NYSE

TSX:

	Canadian Dollars
	High	Low
Fiscal year ending December 31, 2016
January 3 – March 1, 2016	$17.25	$12.65
Fiscal year ended January 2, 2016
Fourth quarter	$15.71	$11.97
Third quarter	$15.62	$12.11
Second quarter	$13.00	$10.29
First quarter	$12.52	$7.95
Fiscal year ended January 3, 2015
Fourth quarter	$8.23	$6.66
Third quarter	$8.42	$7.19
Second quarter	$9.43	$7.33
First quarter	$9.45	$8.30

Source: Google Finance

Dividend Policy

Common Share Dividend

We have paid quarterly cash dividends since 2012. Our board of directors has declared a quarterly cash dividend of $0.06 per common share in each quarter during fiscal 2014 and 2015 for an aggregate yearly dividend payment of approximately $22.0 million and $25.1 million, respectively. Until the second quarter of fiscal 2014, the dividend was paid in Canadian dollars. Since the second quarter of fiscal 2014, the dividend has been paid in U.S. dollars.

We intend to pay a regular quarterly dividend on our common shares subject to, among other things, the best interests of our shareowners, the results of our operations, cash balances and future cash requirements, financial condition, statutory regulations and covenants and other restrictions on payment set forth in the instruments governing our indebtedness in effect from time to time, as well as other factors that our board of directors may deem relevant from time to time. There can be no assurance that we will continue to declare quarterly dividends in the future. Accordingly, shareowners must rely on sales of their common shares after price appreciation, which may never occur, as the only way to realize any return on their investment.

Most recently, our board of directors declared a dividend of $0.06 per common share to be paid in cash on March 24, 2016 to shareowners of record at the close of business on March 9, 2016 (the “March Dividend”). Since the closing date of this offering is expected to be March 9, 2016, purchasers under this offering are expected to be entitled to receive the March Dividend on March 24, 2016 (assuming such purchasers continue to own the offered shares purchased under this offering at the close of business on March 9, 2016).

Certain Material Tax Consequences for Holders of the Common Shares

Certain Canadian Federal Income Tax Considerations

The following section summarizes the principal Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) (the “Tax Act”) to a purchaser who acquires common shares pursuant to this offering and who, for purposes of the Tax Act and at all relevant times: (i) deals at arm’s length and is not affiliated with the Company and holds the common shares as capital property; (ii) is not resident or deemed to be resident in Canada; (iii) does not use or hold and is not deemed to use or hold the common shares in connection with a business carried on in Canada and does not carry on an insurance business in Canada and elsewhere; and (iv) whose shares do not constitute “taxable Canadian property” for purposes of the Tax Act (a “Non-Resident Holder”).

Provided that the common shares are listed on a designated stock exchange (which includes the NYSE and the TSX) at a particular time, the common shares generally will not constitute taxable Canadian property to a Non-Resident Holder at that time unless, at any time during the sixty-month period that ends at that time, (a) 25% or more of the issued shares of any class or series of the Company’s capital stock were owned by the Non-Resident Holder, by persons with whom the Non-Resident Holder did not deal at arm’s length by partnerships in which the Non-Resident Holder or any non-arms’ length person holds a membership interest (directly or indirectly through one or more partnerships), or by any combination of the Non-Resident Holder and any such persons or partnerships, and (b) more than 50% of the fair market value of such shares was derived, directly or indirectly, from one or any combination of real or immovable property situated in Canada, Canadian resource properties, timber resource properties or options in respect of, interests in, or for civil law rights in, any of the foregoing properties whether or not such property exists. A Non-Resident Holder’s common shares can also be deemed to be taxable Canadian property in certain circumstances set out in the Tax Act.

Taxation of Dividends

Dividends on the common shares paid or credited or deemed under the Tax Act to be paid or credited to the Non-Resident Holder generally will be subject to Canadian withholding tax at the rate of 25%, subject to any applicable reduction in the rate of such withholding under an income tax treaty between Canada and the country where the Non-Resident Holder is resident. Under the Canada-United States Income Tax Convention (1980) (the “Treaty”), the withholding tax rate in respect of a dividend paid or credited to a person who is the beneficial owner of the dividend and is resident in the United States for purposes of, and entitled to full benefits under, the Treaty, is generally reduced to 15%. Not all persons who are residents of the United States for purposes of the Treaty will qualify for full benefits under the Treaty. Non-Resident Holders should consult their own tax advisors.

Disposition of Common Shares

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of common shares.

Certain U.S. Federal Income Tax Considerations

The following summary describes certain U.S. federal income tax consequences generally applicable to a U.S. holder (as defined below) with respect to the ownership and disposition of common shares. It addresses only U.S. holders that hold common shares as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This summary does not purport to address all U.S. federal income tax consequences that may be relevant to a particular U.S. holder in light of its particular circumstances, nor does it address any tax consequences arising out of the laws of any state, local or non-U.S. jurisdiction or any aspect of U.S. federal tax law other than income taxation. This summary does not address tax considerations applicable to U.S. holders that are subject to special tax rules such as:

•	insurance companies;

•	regulated investment companies and real estate investment trusts;

•	tax-exempt organizations;

•	qualified retirement plans;

•	broker-dealers;

•	traders in securities that elect mark-to-market accounting;

•	banks or other financial institutions;

•	investors whose functional currency is not the U.S. dollar;

•	U.S. expatriates;

•	U.S. holders holding common shares as part of a hedge, straddle or conversion transaction or as part of synthetic security or other integrated transaction;

•	holders that own, directly, indirectly or constructively, 10% or more of the Company’s total combined voting shares;

•	partnerships (or entities treated as partnerships for U.S. federal income tax purposes) and other pass-through entities;

•	U.S. holders subject to the alternative minimum tax; and

•	U.S. holders that acquired common shares in a compensation transaction.

If a partnership holds common shares, then the tax treatment of a partner in the partnership generally will depend on the tax status of the partner and the activities of the partnership. If you are a partner in a partnership that holds common shares, then you should consult your own tax advisor.

This summary is based on the Code, the Treasury regulations promulgated thereunder, and administrative rulings and court decisions, in each case as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect. The Company has not sought and does not intend to seek a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with our statements and conclusions or that a court will not sustain any challenge by the IRS in the event of litigation.

This summary is for informational purposes only and is not a substitute for careful tax planning and advice. Investors considering the purchase of common shares should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences arising under the estate or gift tax laws or the laws of any state, local or non-U.S. taxing jurisdiction, or under any applicable tax treaty.

As used herein, the term “U.S. holder” means a beneficial owner of common shares that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or any other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if the trust has made a valid election to be treated as a U.S. person.

Distributions with Respect to Common Shares

Assuming that the Company is not and does not become a passive foreign investment company (as discussed below), distributions paid by the Company to a U.S. holder with respect to common shares (including amounts withheld in respect of any Canadian withholding taxes) generally will be taxable as dividend income to the extent paid out of the Company’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Assuming that the Company is not and does not become a passive foreign investment company (as discussed below), dividends paid by the Company to non-corporate U.S. holders generally are expected to be taxable at the preferential rates applicable to long-term capital gains provided that the holders hold their common shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. Dividends paid by the Company generally will not be eligible for the dividends-received deduction available to certain U.S. corporate shareowners.

Distributions in excess of the Company’s current and accumulated earnings and profits will be treated first as a non-taxable return of capital reducing each U.S. holder’s tax basis in its common shares. Any distribution in excess of that tax basis will be treated as capital gain and will be either long-term or short-term capital gain depending upon whether the U.S. holder has held its common shares for more than one year.

If any distributions are paid in Canadian dollars, the amount includible in gross income by a U.S. holder will be the U.S. dollar value of each such distribution, calculated by reference to the exchange rate in effect on the date of actual or constructive receipt of the payment, regardless of whether the payment is actually converted into U.S. dollars on such date. If any Canadian dollars actually or constructively received by a U.S. holder are later converted into U.S. dollars, the U.S. holder may recognize gain or loss on the conversion. Such foreign currency gain or loss, if any, will be U.S.-source ordinary income or loss.

Subject to certain limitations, a U.S. holder may be entitled to deduct, or to claim a U.S. foreign tax credit for, the amount of any Canadian taxes that are withheld from dividends paid to such U.S. holder. For foreign tax credit purposes, if 50% or more of the shares of the Company, by voting power or value, is owned, directly, indirectly or by attribution, by U.S. persons, then dividends paid by the Company in each taxable year will be treated partly as foreign-source income and partly as U.S.-source income, depending upon the ratio for such taxable year of the Company’s U.S.-source earnings and profits to its total earnings and profits. However, if the Company has less than 10% U.S.-source earnings and profits for any taxable year, then dividends paid out of the Company’s earnings and profits for such year will be entirely foreign-source income. Further, in general, a U.S. holder that qualifies for the benefits of the Treaty may elect to treat as foreign-source income any portion of a dividend that otherwise would be treated as U.S.-source income under these rules, although the amount so treated will be subject to certain special limitations in the computation of the foreign tax credit. If less than 50% of the shares of the Company, by voting power and value, is owned by U.S. persons, then dividends paid by the Company generally will be treated entirely as foreign-source income for foreign tax credit purposes. Dividends paid by the Company generally will be classified as passive income for foreign tax credit purposes, and therefore will be subject to the separate limitation for passive income, unless the dividends are treated as so-called “high-taxed income” in the hands of the U.S. holder. The rules governing the foreign tax credit are complex and the availability of the credit is subject to various limitations. U.S. holders should consult their own tax advisors as to the availability of the foreign tax credit in their particular circumstances.

Sale, Exchange or Other Disposition of Common Shares

Assuming that the Company is not and does not become a passive foreign investment company (as discussed below), a U.S. holder generally will recognize capital gain or loss upon the sale, exchange or other disposition of common shares measured by the difference between the amount received and the U.S. holder’s tax basis in the common shares. Any gain or loss will be long-term capital gain or loss if the U.S. holder has held the common shares for more than one year, and generally will be U.S.-source gain or loss. Long-term capital gains of non-corporate U.S. holders generally are eligible for preferential rates of taxation. A U.S. holder’s ability to deduct capital losses is subject to limitations.

The amount realized by a cash-basis U.S. holder that receives foreign currency in connection with a sale, exchange or other disposition of common shares will be based upon the U.S. dollar value of the foreign currency received with respect to the common shares as determined on the settlement date of such sale, exchange or other disposition. An accrual-basis U.S. holder may elect the same treatment required of a cash-basis taxpayer (pursuant to the Treasury regulations applicable to foreign currency transactions) with respect to a sale, exchange or other disposition of common shares, provided that the election is applied consistently from year to year. Such an election cannot be changed without the consent of the IRS. An accrual-basis U.S. holder that does not elect to be treated as a cash-basis taxpayer for this purpose may recognize a foreign currency gain or loss for U.S. federal income tax purposes because of differences between the U.S. dollar value of the foreign currency received prevailing on the date of such sale, exchange or other disposition and the value prevailing on the date of payment. Any such currency gain or loss generally will be treated as ordinary income or loss and as U.S.-source income or loss.

Medicare Tax

Certain U.S. holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their dividend income and net gains from the disposition of common shares. Each U.S. holder that is an individual, estate, or trust is encouraged to consult its own tax advisor regarding the applicability of this Medicare tax to income and gains in respect of the investment in the common shares.

Passive Foreign Investment Company Rules

U.S. holders generally will be subject to a special, adverse tax regime that would differ in certain respects from the tax treatment described above if the Company is, or were to become, a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. Although the determination of whether the Company is a PFIC is made annually based on the composition of the assets and income of the Company in existence at such time and consequently may be subject to change, the Company does not believe that it is, nor does the Company expect to become, a PFIC for U.S. federal income tax purposes. The Company urges holders to consult their own tax advisors regarding the adverse tax consequences of owning the common shares were the Company to be or become a PFIC and the possibility of making certain elections designed to lessen those adverse consequences.

Backup Withholding Tax and Information Reporting

In general, we must report certain information to the IRS with respect to payments of dividends on common shares, and payments of the proceeds of the sale of common shares, to certain non-corporate U.S. holders. The payor (which may be us or an intermediate payor) will be required to impose backup withholding tax, currently at a rate of 28%, if (i) the payee fails to furnish a taxpayer identification number (“TIN”) to the payor or to establish an exemption from backup withholding tax; (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect; (iii) there has been a notified payee underreporting described in Section 3406(c) of the Code; or (iv) the payee has not certified under penalties of perjury that it has furnished a correct TIN and that the IRS has not notified the payee that it is subject to backup withholding tax under the Code. Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a U.S. holder will be allowed as a credit against that holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Underwriting (Conflicts of Interest)

We have entered into an underwriting agreement with CIBC World Markets Inc. and Barclays Capital Canada Inc. (together, the “Co-Lead Underwriters”) and Wells Fargo Securities Canada, Ltd., BMO Nesbitt Burns Inc., RBC Dominion Securities Inc. and TD Securities Inc. (collectively with the Co-Lead Underwriters, the “Underwriters”) with respect to the common shares subject to this offering (the “Underwriting Agreement”). Subject to certain conditions, we have agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase from us the number of common shares indicated in the following table:

Underwriters	Number of Common Shares
CIBC World Markets Inc.	3,885,000
Barclays Capital Canada Inc.	3,885,000
Wells Fargo Securities Canada, Ltd.	1,665,000
BMO Nesbitt Burns Inc.	555,000
RBC Dominion Securities Inc.	555,000
TD Securities Inc.	555,000

11,100,000

The Underwriting Agreement provides that we will pay the Underwriters a fee of $0.472 per common share issued and sold by us, for an aggregate fee payable by us of $5,239,200, in consideration of their services in connection with this offering. The Underwriters’ fee is payable on the closing date of this offering.

The Underwriting Agreement provides that the Underwriters’ obligation to purchase the shares offered hereby depends on the satisfaction of the conditions contained in the Underwriting Agreement including:

•

the obligation to purchase all of the shares offered hereby (other than those shares covered by the over-allotment option to purchase additional shares as described below), if any of the shares are purchased;

•	the representations and warranties made by us to the Underwriters are true;

•	there is no material change in our business or the financial markets; and

•	we deliver customary closing documents to the Underwriters.

We have granted an option to the Underwriters exercisable, in whole or in part, at any time until the date that is 30 days after the closing date of this offering to purchase up to 1,665,000 additional common shares at the public offering price listed on the cover page of this prospectus supplement, less underwriting commissions. The Co-Lead Underwriters, on behalf of the Underwriters, may exercise this option in whole or in part to cover any over-allotments.

The following table shows the per share and total offering price, the Underwriters’ commission to be paid by us to the Underwriters and proceeds before expenses to us. Such amounts are shown assuming both no exercise and full exercise of the Underwriters’ over-allotment option.

	Per Share	No Exercise	Full Exercise
Public offering price	$11.80	$130,980,000	$150,627,000
Underwriters’ commission	$0.472	$5,239,200	$6,025,080
Proceeds to us, before expenses	$11.328	$125,740,800	$144,601,920

We estimate that total expenses payable by us with respect to this offering, excluding underwriting commissions, will be approximately $675,000.

Should this offering close after the close of business on March 9, 2016 (other than by reason of a failure of the Underwriters to comply with their obligations under the Underwriting Agreement), the Company has agreed with the Underwriters that the offer price will be reduced by the amount of the March Dividend, being $0.06 per common share; provided, however, the Underwriters’ fee payable to the Underwriters will remain unchanged at $0.472 per common share, being an aggregate fee of $5,239,200 (if the over-allotment option is not exercised) and $6,025,080 (if the over-allotment option is exercised in full).

Concurrently with this offering in the United States and pursuant to the terms of the Underwriting Agreement, we have agreed to issue and sell our common shares in certain provinces of Canada, including British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador. U.S. broker/dealer affiliates or Canadian securities dealer affiliates of the Underwriters may sell our common shares in the United States and Canada, as the case may be, in each case in accordance with applicable law. Subject to applicable law, the Underwriters may offer the common shares outside of the United States and Canada.

The obligations of the Underwriters under the Underwriting Agreement are several, and not joint nor joint and several, and the Underwriting Agreement provides that the Underwriters may, at their discretion, terminate their obligations under the Underwriting Agreement on the basis of their assessment of the financial markets and upon the occurrence of certain stated events. The Underwriters are, however, severally (and not jointly, nor jointly and severally) obligated to take up and pay for all of the common shares if any of the common shares are purchased under the Underwriting Agreement.

We have applied to list the common shares offered under this prospectus supplement on the NYSE and the TSX. Listing of the common shares on the NYSE and the TSX will be subject to our fulfilling all of the listing requirements of each respective stock exchange on or before the closing of this offering.

We have agreed to indemnify and hold harmless the Underwriters and their affiliates and each of their respective officers, directors, shareowners, employees, controlling persons, partners and agents against certain liabilities in respect of this offering, and to contribute to payments that the Underwriters may be required to make in respect thereof.

Pursuant to the Underwriting Agreement, we have agreed, for a period commencing on the date hereof and ending 90 days after the closing date of this offering, subject to certain exceptions, not to directly or indirectly, (A) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could reasonably be expected to, result in the disposition by any person at any time in the future of) any common shares or securities convertible into or exercisable or exchangeable for common shares (other than (i) the common shares and shares issued pursuant to equity incentive plans, employee benefit plans, qualified stock option plans, dividend reinvestment plans, employee stock purchase plans, or other employee compensation plans existing or disclosed on the date hereof or (ii) pursuant to currently outstanding options, warrants or rights not issued under one of those plans), or sell or grant options, rights or warrants with respect to any common shares or securities convertible into or exchangeable for common shares (other than the grant of options pursuant to option plans existing on the date hereof), (B) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such common shares, whether any such transaction described in clause (A) or (B) above is to be settled by delivery of common shares or other securities, in cash or otherwise, (C) file or cause to be filed a registration statement or prospectus, including any amendments thereto, with respect to the registration or qualification of any common shares or securities convertible, exercisable or exchangeable into our common shares or any other equity securities (other than any registration statement on Form S-8 or Form S-3D), or (D) publicly disclose the intention to do any of the foregoing, in each case without the prior written consent of the Co-Lead Underwriters, on behalf of the Underwriters.

Certain directors and executive officers have also agreed with the Underwriters that, for a period commencing on the date hereof and ending 90 days after the date of this prospectus supplement, that they will not, without the prior written consent of the Co-Lead Underwriters, on behalf of the Underwriters, (1) offer for sale, sell, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any common shares for which the directors and executive officers have sole voting power or sole investment power or any securities for which the directors and executive officers have sole voting power or sole investment power and are securities convertible into or exercisable or exchangeable for common shares (collectively, the “Directors and Executive Officers’ Shares”),

(2) enter into any swap or other derivatives transaction concerning the Directors and Executive Officers’ Shares that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of common shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common shares or other securities, in cash or otherwise, (3) make any demand for or exercise any right or cause to be filed a registration statement or prospectus, including any amendments thereto, with respect to the registration or qualification of the Directors and Executive Officers’ Shares, or (4) publicly disclose the intention to do any of the foregoing.

The Co-Lead Underwriters, in their sole discretion, may release the common shares and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release the common shares and other securities from lock-up agreements, the Co-Lead Underwriters will consider, among other factors, the holder’s reasons for requesting the release, the number of common shares and other securities for which the release is being requested and market conditions at the time.

Delivery of the common shares will be made against the payment therefor on or about March 9, 2016, which is five business days following the date of this prospectus supplement (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act (as defined below), trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their common shares prior to the closing date will be required, by virtue of the fact that the common shares initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of common shares who wish to trade their common shares prior to the closing date should consult their own adviser.

In connection with this offering, the Underwriters may purchase and sell our common shares in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the Underwriters of a greater number of shares than they are required to purchase in an offering. The Underwriters may close out any short position by purchasing shares in the open market.

Stabilizing transactions consist of various bids for or purchases of our common shares made by the Underwriters in the open market prior to the completion of an offering.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common shares. Additionally, these purchases may stabilize, maintain or otherwise affect the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the TSX, the NYSE, in the over-the-counter market or otherwise.

Pursuant to policy statements of certain securities regulators, the Underwriters may not, throughout the period of distribution, bid for or purchase common shares. The policy statements allow certain exceptions to the foregoing prohibitions. The Underwriters may only avail themselves of such exceptions on the condition that the bid or purchase not be engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, the common shares. These exceptions include a bid or purchase permitted under the Universal Market Integrity Rules for Canadian Marketplaces of Investment Industry Regulation Organization of Canada, relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. Pursuant to the first mentioned exception, in connection with this offering, the Underwriters may over-allot or effect transactions which stabilize or maintain the market price of the common shares at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time.

Other Relationships

Some of the Underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Certain affiliates of Wells Fargo Securities Canada, Ltd. are lenders under the ABL Facility, and an affiliate of Wells Fargo Securities Canada, Ltd. is a co-collateral agent under the ABL Facility.

The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. In addition, in the ordinary course of their business activities, the Underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If the Underwriters or their affiliates have a lending relationship with us, certain of these Underwriters or their affiliates routinely hedge and certain other of those Underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, such Underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the common shares offered hereby. Any such short positions could adversely affect future trading prices of the common shares offered hereby. The Underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

As described in “Use of Proceeds,” the net proceeds to us from this offering may be used in part to repay a portion of the borrowings under the ABL Facility. Because more than 5% of the proceeds from this offering, not including underwriting compensation, may be paid to affiliates of certain of the Underwriters, this offering will be made in accordance with Rule 5121 of FINRA. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the common shares have a bona fide public market within the meaning of FINRA Rule 5121.

Selling Restrictions

Other than in the United States and Canada, no action has been taken by us or the Underwriters that would permit a public offering of the common shares offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The common shares offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such common shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any common shares offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

This prospectus supplement and accompanying prospectus have been prepared on the basis that any offer of common shares in any Member State of the European Economic Area which has implemented the European

Union Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of common shares. Accordingly any person making or intending to make an offer in that Relevant Member State of common shares which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so (i) in circumstances in which no obligation arises for us or any of the Underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the Underwriters have authorized, nor do we or they authorize, the making of any offer of common shares in circumstances in which an obligation arises for us or the Underwriters to publish a prospectus for such offer.

In relation to each Relevant Member State, each Underwriter has represented and agreed, and each further Underwriter appointed under this offering will be required to represent and agree, that with effect from and including the date on which the Prospectus Directive was implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of any common shares which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of such common shares to the public in that Relevant Member State:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Co-Lead Underwriters for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of common shares shall result in a requirement for the publication by us or any Underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any common shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any common shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the common shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of common shares to the public” in relation to any offer of common shares in the Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe to the common shares offered by this prospectus supplement and accompanying prospectus, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in the Member State.

Notice to Prospective Investors in the United Kingdom

This document is for distribution only to persons in the United Kingdom who are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (and amendments thereto) and Section 86(7) of the Financial Services and Markets Act 2000 (United Kingdom), as amended (the “FSMA”), who also (i) have professional experience in matters relating to investments falling within Article 19(5) of the FSMA (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Each of the Underwriters have represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with exempt offers. The DFSA has not approved this prospectus supplement and the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement and the accompanying prospectus. The common shares to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement or the accompanying prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Switzerland

The common shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the common shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Additionally, the common shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the common shares with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Legal Matters

Certain Canadian legal matters in connection with this offering of our common shares will be passed upon for us by Goodmans LLP. We have been represented with respect to U.S. legal matters in connection with this offering of our common shares by Drinker Biddle & Reath LLP. In connection with this offering, the Underwriters have been represented by Shearman & Sterling LLP with respect to U.S. legal matters and by Stikeman Elliott LLP with respect to Canadian legal matters. One of our directors, Stephen H. Halperin, is a partner in the law firm of Goodmans LLP and, as of the date of filing this prospectus supplement, he owns 110,180 common shares.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended January 2, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the common shares offered by this prospectus supplement. This prospectus supplement, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and our common shares offered by this prospectus supplement, please see the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus supplement regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits filed with the registration statement may be inspected and copied without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov. The information contained on, or connected to that site is not incorporated into and are not a part of this prospectus supplement.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” In accordance with those requirements, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above.

The SEC rules allow us to “incorporate by reference” into this prospectus supplement information about Cott that is contained in documents that we file with the SEC but that are not separately set forth in or delivered with this prospectus supplement. This means that we are permitted to disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended January 2, 2016, filed on February 29, 2016;

•

the portions of our definitive Proxy Statement, filed on March 26, 2015, for the Annual and Special Meeting of Shareowners held on May 5, 2015 that have been incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended January 3, 2015, filed on March 4, 2015;

•

the description of our common shares contained in our Registration Statements pursuant to Section 12 of the Exchange Act and any amendments or report filed for the purpose of updating such description; and

•

all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the initial registration statement of which this prospectus supplement forms a part until we terminate this offering (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K).

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website at

http://www.cott.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus supplement. Upon request we will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus supplement but have not delivered to investors. To receive a free copy of those documents, write to or telephone:

Cott Corporation

5519 West Idlewild Avenue

Tampa, Florida, United States 33634

Attention: Investor Relations

Telephone: (813) 313-1732

PROSPECTUS

COTT CORPORATION

Debt Securities

Guarantees of Debt Securities

Common Shares

Preferred Shares

Depositary Shares

Warrants

Stock Purchase Contracts

Stock Purchase Units

We may offer from time to time, in one or more offerings, our debt and equity securities. In addition, selling shareowners to be named in a prospectus supplement may offer and sell from time to time common shares or preferred shares in such amounts as set forth in a prospectus supplement. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of common shares or preferred shares by any selling shareowners.

This prospectus describes the general terms of these securities and the general manner in which we or selling shareowners will offer them. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we or selling shareowners will offer these securities and may also supplement, update or amend information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference herein or therein, before you invest in these securities.

We or selling shareowners may sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We and selling shareowners reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth their names and any applicable commissions or discounts. Net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

Our common shares are traded on the New York Stock Exchange (the “NYSE”) under the symbol “COT” and on the Toronto Stock Exchange (the “TSX”) under the symbol “BCB.” On May 22, 2015, the last reported sale price of our common shares on the NYSE and the TSX was U.S.$9.60 and Cdn$11.83, respectively.

Investing in our securities involves risks. You should carefully consider the information referred to under the heading “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 26, 2015

About this Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or “SEC,” utilizing a “shelf” registration process. Under this process, the registrants listed on Schedule A hereto (collectively, the “Co-Registrants”) may, from time to time, offer, sell and issue any of the securities or any combination of the securities described in this prospectus, and one or more of our shareowners may sell our common shares or preferred shares, in one or more offerings. This prospectus provides you with a general description of the securities we, the Co-Registrants, and selling shareowners may offer. Each time we or selling shareowners offer securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the securities being offered at that time. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus, any post-effective amendment, any prospectus supplement, and any information incorporated by reference into the prospectus, any post-effective amendment, and prospectus supplement, together with the information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” and any additional information you may need to make your investment decision.

We are responsible for the information provided in this prospectus and the applicable supplements, including the information incorporated by reference. We have not authorized anyone to give you any other information or to make any representation different from or in addition to that contained or incorporated by reference into this prospectus and any applicable supplement and take no responsibility for any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or the documents incorporated by reference is accurate as of any date other than the date of the document. Our business, financial condition, results of operations and cash flows may have changed since that date.

To understand the terms of our debt and equity securities, you should carefully read this prospectus and the applicable prospectus supplement. Together they give the specific terms of the debt and equity securities offered. You should also read the documents to which we have referred you under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” below for information about us. The shelf registration statement, including the exhibits thereto, can be read at the SEC’s website or at the SEC’s Public Reference Room as described under “Where You Can Find More Information.”

In this prospectus, except as otherwise indicated or as the context otherwise requires, “Cott,” “we,” “our,” the “Company” and “us” refer to Cott Corporation, a Canadian corporation.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” with respect to the debt and equity securities offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and our debt and equity securities offered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits filed with the registration statement may be inspected and copied without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” In accordance with those requirements, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above.

Incorporation of Certain Information by Reference

The SEC rules allow us to “incorporate by reference” into this prospectus information about Cott that is contained in documents that we file with the SEC but that are not separately set forth in or delivered with this prospectus. This means that we are permitted to disclose important information to you by referring you to those documents that are considered part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended January 3, 2015, filed on March 4, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended April 4, 2015, filed on May 14, 2015;

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our Current Reports on Form 8-K filed on May 6, 2015, May 7, 2015 and May 11, 2015 and Form 8-K/A filed on February 24, 2015, March 13, 2015 and May 22, 2015 (except, in any such case, the portions furnished and not filed pursuant to Item 2.02);

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the portions of our definitive Proxy Statement, filed on March 26, 2015, for the Annual and Special Meeting of Shareowners held on May 5, 2015 that have been incorporated by reference into our Annual Report on Form 10-K;

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the description of our common shares contained in our Registration Statements pursuant to Section 12 of the Exchange Act and any amendments or report filed for the purpose of updating such description; and

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all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the initial registration statement of which this prospectus forms a part until we terminate the offering (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K).

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website at http://www.cott.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. Upon request we will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus but have not delivered to investors. To receive a free copy of those documents, write to or telephone:

Cott Corporation

5519 West Idlewild Avenue

Tampa, Florida, United States 33634

Attention: Investor Relations

Telephone: (813) 313-1732

Cautionary Note about Forward-looking Statements

Certain statements made in this prospectus and the documents incorporated by reference into this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would,” and “could,” often identify forward-looking statements. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. While we believe these forward-looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions could be incorrect. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Cott’s most recent Annual Report on Form 10-K, under “Item 1A—Risk Factors,” and Cott’s quarterly reports on Form 10-Q. Cott disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence. In addition, actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a variety of factors and conditions which include, but are not limited to:

•	our ability to compete successfully in a highly competitive beverage category;

•	changes in consumer tastes and preferences for existing products and our ability to develop and timely launch new products that appeal to such changing consumer tastes and preferences;

•	a loss of or a reduction in business with key customers in our legacy Cott business, particularly Walmart;

•	consolidation of retail customers;

•	fluctuations in commodity prices and our ability to pass on increased costs to our customers, and the impact of those increased prices on our volumes;

•	our ability to manage our operations successfully;

•	our ability to fully realize the potential benefit of acquisitions or other strategic opportunities that we pursue;

•

our ability to realize the expected benefits of our acquisition by merger (the “DSS Acquisition”) of DSS Group, Inc., parent company to DS Services of America, Inc. (collectively, “DSS”), because of integration difficulties and other challenges;

•	risks associated with the DSS Acquisition agreement;

•	changes resulting from our assessment of the system of internal control over financial reporting maintained by DSS;

•	limited financial information on which to evaluate the combined company;

•	the incurrence of substantial indebtedness and the issuance of the Preferred Shares (as defined below) to finance the DSS Acquisition;

•	our exposure to intangible asset risk;

•	currency fluctuations that adversely affect the exchange between the U.S. dollar and the British pound sterling, the Euro, the Canadian dollar, the Mexican peso and other currencies;

•	our ability to maintain favorable arrangements and relationships with our suppliers;

•	our substantial indebtedness, our ability to meet our obligations under our debt agreements, and risks of further increases to our indebtedness;

•	our ability to maintain compliance with the covenants and conditions under our debt agreements;

•	our ability to maintain compliance with the covenants set forth in the Preferred Shares, and the limitations such covenants may place on our business;

•	fluctuations in interest rates, which could increase our borrowing costs;

•	credit rating changes;

•	the impact of global financial events on our financial results;

•	our ability to fully realize the expected cost savings and/or operating efficiencies from our restructuring activities;

•	any disruption to production at our beverage concentrates or other manufacturing facilities;

•	our ability to maintain access to our water sources;

•	our ability to protect our intellectual property;

•	compliance with product health and safety standards;

•	liability for injury or illness caused by the consumption of contaminated products;

•	liability and damage to our reputation as a result of litigation or legal proceedings;

•	changes in the legal and regulatory environment in which we operate;

•	the impact of proposed taxes on soda and other sugary drinks;

•	enforcement of compliance with the Ontario Environmental Protection Act;

•	the seasonal nature of our business and the effect of adverse weather conditions;

•	the impact of national, regional and global events, including those of a political, economic, business and competitive nature;

•	our ability to recruit, retain, and integrate new management;

•	our ability to renew our collective bargaining agreements on satisfactory terms;

•	disruptions in our information systems; or

•	our ability to securely maintain our customers’ confidential or credit card information, or other private data relating to our employees or our company.

These forward-looking statements are expressly qualified in their entirety by this cautionary statement. These forward-looking statements are only made as of the date hereof and, except as required by law, we undertake no obligation to update these forward-looking statements to reflect new information, subsequent events or otherwise.

Our Company

Cott is one of the world’s largest producers of beverages on behalf of retailers, brand owners and distributors, and has one of the broadest home and office bottled water and office coffee services distribution networks in the United States, with the ability to service approximately 90 percent of U.S. households, as well as national, regional and local offices. Cott produces multiple types of beverages in a variety of packaging formats and sizes, including carbonated soft drinks, 100% shelf stable juice and juice-based products, clear, still and sparkling flavored waters, energy drinks and shots, sports drinks, new age beverages, ready-to-drink teas, beverage concentrates, liquid enhancers, freezables and ready-to-drink alcoholic beverages, as well as hot chocolate, coffee, malt drinks, creamers/whiteners and cereals. Cott’s large manufacturing footprint, broad distribution network, substantial research and development capability and high-level of quality and customer service enables Cott to offer its customers a strong value-added proposition of low cost, high quality products and services. In addition, Cott is now a national direct-to-consumer provider of bottled water, office coffee and water filtration services offering a comprehensive portfolio of beverage products, equipment and supplies to approximately 1.5 million customer locations through its network of over 180 warehouse, branch and distribution facilities and daily operation of over 2,200 routes.

Cott was incorporated in 1955 and is governed by the Canada Business Corporations Act. Its registered Canadian office is located at 333 Avro Avenue, Pointe-Claire, Quebec, Canada H9R 5W3 and its principal executive offices are located at 5519 W. Idlewild Avenue, Tampa, Florida, United States 33634 and 6525 Viscount Road, Mississauga, Ontario, Canada L4V 1H6. The registered Canadian office and principal executive office for each of the Co-Registrants is the same as the registered Canadian office and principal executive office for Cott.

Selling Shareowners

We may register common shares and preferred shares covered by this prospectus for re-offers and resales by any selling shareowners to be named in a prospectus supplement. We may register these shares to permit selling shareowners to resell their shares when they deem appropriate. A selling shareowner may resell all, a portion or none of such shareowner’s shares at any time and from time to time. Selling shareowners may also sell, transfer or otherwise dispose of some or all of their common shares or preferred shares in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling shareowners may offer shares for sale under this prospectus and any prospectus supplement. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from any sale of shares by a selling shareowner. We may pay all expenses incurred with respect to the registration of the common shares or preferred shares owned by the selling shareowners, other than underwriting fees, discounts or commissions which will be borne by the selling shareowners. We will provide you with a prospectus supplement naming the selling shareowners, the amount of common shares or preferred shares to be registered and sold and any other terms of the shares being sold by each selling shareowner.

Risk Factors

You should consider carefully all of the information set forth in this prospectus, any prospectus supplement and the documents incorporated by reference herein, unless expressly provided otherwise, and, in particular, the risk factors described in our Annual Report on Form 10-K for the fiscal year ended January 3, 2015 and certain of our other filings with the SEC. The risks described in any document incorporated by reference herein are not the only ones we face, but are those that we consider to be most significant. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

Use of Proceeds

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of our debt and equity securities offered by this prospectus for the repayment of indebtedness, for the redemption of the Preferred Shares issued in connection with the DSS Acquisition, to finance acquisitions or for general corporate and working capital purposes. We may invest the net proceeds temporarily or apply them to repay short-term or revolving debt until we use them for their stated purpose. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of our securities by any selling shareowners.

Ratio of Earnings to Fixed Charges and Preferred Share Dividends

The following table sets forth our historical ratios of earnings to fixed charges and earnings to combined fixed charges and preferred share dividends for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

	Three Months Ended		Fiscal Year Ended
	April 4, 2015		January 3, 2015		December 28, 2013		December 29, 2012		December 31, 2011		January 1, 2011
Ratio of earnings to fixed charges[1]	–	(2)	–	(3)	1.3	x	1.8	x	1.6	x	2.7	x
Ratio of earnings to combined fixed charges and preferred share dividends[4,5]	–	(6)	–	(7)	1.3	x	1.8	x	1.6	x	2.7	x

1	We compute the ratio of earnings to fixed charges by dividing (i) earnings (loss), which consists of net income from continuing operations before income taxes plus fixed charges and amortization of capitalized interest less interest capitalized during the period and adjusted for undistributed earnings in equity investments, by (ii) fixed charges, which consist of interest expense, capitalized interest and the portion of rental expense under operating leases estimated to be representative of the interest factor.
2	The ratio of earnings to fixed charges was less than 1:1 for the three months ended April 4, 2015. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $11.9 million in pre-tax earnings in the three months ended April 4, 2015.
3	The ratio of earnings to fixed charges was less than 1:1 for the fiscal year ended January 3, 2015. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $50.6 million in pre-tax earnings in the fiscal year ended January 3, 2015.
4	We compute the ratio of earnings to combined fixed charges and preferred share dividends by dividing (i) adjusted earnings, which consists of income from continuing operations before income taxes and before dividends on Preferred Shares plus fixed charges and amortization of capitalized interest less interest capitalized during the period and income attributable to non-controlling interests by the sum of (ii)(A) fixed charges, which consist of interest expense, capitalized interest and the estimated interest component of rent, and (B) the amount of pre-tax earnings required to cover dividends paid on our Preferred Shares.
5	We had no Preferred Shares outstanding until the fiscal year ended January 3, 2015; therefore, the ratio of earnings to combined fixed charges and preferred share dividends for such periods is the same as the ratio of earnings to fixed charges for the prior periods listed.

6	The ratio of earnings to combined fixed charges and preferred share dividends was less than 1:1 for the three months ended April 4, 2015. In order to achieve a ratio of earnings to combined fixed charges and preferred share dividends of 1:1, we would have had to generate an additional $11.9 million in pre-tax earnings in the three months ended April 4, 2015.
7	The ratio of earnings to combined fixed charges and preferred share dividends was less than 1:1 for the fiscal year ended January 3, 2015. In order to achieve a ratio of earnings to combined fixed charges and preferred share dividends of 1:1, we would have had to generate an additional $50.6 million in pre-tax earnings in the fiscal year ended January 3, 2015.

Description of Debt Securities

This section summarizes the terms that will generally apply to the debt securities we may offer. The prospectus supplement relating to any particular debt securities will contain most of the financial terms and other specific terms applicable to those securities. Those terms may vary from the terms described here. The prospectus supplement may also describe material federal income tax consequences of the particular securities. As used in this section, “we,” “us,” “our” refer to Cott Corporation and the Co-Registrants. References to “Cott” are to Cott Corporation and not any of its subsidiaries.

The debt securities that we may issue will be direct, general obligations of Cott Corporation and/or its subsidiaries as set forth on the applicable prospectus supplement that may be secured or unsecured. The debt securities may be fully and unconditionally guaranteed on a senior or subordinated basis, jointly and severally by Cott and one or more of its wholly-owned subsidiaries. We may issue either senior debt securities or subordinated debt securities. Our senior debt securities will rank equally with all other senior unsubordinated indebtedness of Cott. Our subordinated debt securities will be subordinated in right of payment to the prior payment in full of the “senior debt” of Cott, as described below under “Subordination of Subordinated Debt Securities” and in the prospectus supplement applicable to any subordinated debt securities that we may offer.

As required by federal law for all bonds and notes publicly offered by companies, the debt securities will be issued under a document called an “indenture.” An indenture is a contract between us and a corporate trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf described under “Remedies If an Event of Default Occurs.” Second, the trustee performs administrative duties for us, such as sending your interest payments, transferring your securities to a new buyer if you sell and sending you notices.

We will issue any senior debt securities under a “senior debt indenture,” and any subordinated debt securities under a separate “subordinated debt indenture.” Each indenture will be between Cott and a trustee that meets the requirements of the Trust Indenture Act of 1939, as amended. For purposes of the descriptions in this section, we may refer to the senior debt indenture and the subordinated debt indenture as an “indenture” or, collectively, as the “indentures.”

Under applicable Canadian law, a Canadian licensed trust company may be required to be appointed as co-trustee under any or all of the indentures in certain circumstances. In such circumstances, it is anticipated that application will be made to the appropriate Canadian regulatory authorities for exemptions from this and other requirements of Canadian law applicable to the indentures. If such relief is not obtained, the applicable legislative requirements will be complied with at the time of the applicable offering.

The indentures do not limit the amount of debt securities that may be issued under them. We may issue the debt securities from time to time in one or more series. We are not required to issue all of the debt securities of one series at the same time and, unless otherwise provided in the applicable indenture or prospectus supplement, we may reopen a series and issue additional debt securities of that series without the consent of the holders of the outstanding debt securities of that series.

The prospectus supplement for any particular debt securities will indicate whether the debt securities are senior debt securities or subordinated debt securities and will describe the specific terms of the debt securities. Because this summary and the summary in any prospectus supplement do not contain all of the information you might find useful, you should read the applicable indenture for provisions that may be important to you. The indentures are substantially identical, except that our covenants described in the second paragraph under “Consolidation, Merger or Sale of Assets” are included only in the senior debt indenture and the provisions relating to subordination described under “Subordination of Subordinated Debt Securities” are included only in the subordinated debt indenture. The forms of the indentures are exhibits to the registration statement. See “Where You Can Find More Information” to find out how you can obtain a copy of the registration statement.

Terms of Debt Securities to Be Included in the Prospectus Supplement

The prospectus supplement for any series of debt securities that we may offer will state the price or prices at which the debt securities will be offered and will contain the specific terms of the debt securities of that series. These terms may include the following:

•	the title of the debt securities, whether they are senior debt securities or subordinated debt securities and, if subordinated, the terms of subordination;

•	the aggregate principal amount of the debt securities and any limit on that aggregate principal amount;

•	the assets, if any, that are pledged as security for the payment of the debt securities;

•	the date or dates on which the principal of the debt securities will be payable;

•	the interest rate or rates, if any, and the date or dates from which the interest accrues;

•	the dates on which the interest, if any, is payable and the regular record dates for the interest payment dates;

•	the places where the principal of and any premium and any interest on the debt securities will be payable;

•	whether the offered debt securities are redeemable at our option and, if so, the redemption price or prices and other redemption terms and conditions;

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whether we must redeem or purchase the offered debt securities according to any sinking fund or similar provision or at the option of the holder of the debt securities, and the period or periods within which, or the date and dates on which, the price or prices at which, and the other terms and conditions upon which the debt securities will be redeemed or purchased, in whole or in part, in accordance with that obligation;

•	if other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which debt securities of the series will be issuable;

•	if other than the principal amount, the portion of the principal amount payable if the maturity of the debt securities is accelerated;

•	whether any index, formula or other method will determine payments of principal or interest and the manner of determining the amount of the payments;

•	if other than U.S. dollars, the currency, currencies or currency units in which the principal of, or any premium or interest on, debt securities of the series will be payable;

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if the principal or any premium or interest is to be payable, at the election of Cott or the holder, in a currency or currencies other than that or those in which the debt securities are stated to be payable, the currency or currencies in which the payment may be elected to be payable and the periods within which, and the terms and conditions upon which, the election is to be made;

•	whether we have the right to defer payments of interest by extending the interest payment period and the duration of any permissible extension;

•	whether the provisions relating to defeasance and covenant defeasance described under “Defeasance and Covenant Defeasance” apply;

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if the debt securities will be issued in whole or in part in the form of a book-entry debt security, as described under the heading “Book-Entry Securities,” the depositary for the debt securities and the terms and conditions, if any, upon which the book-entry debt securities may be registered for transfer or exchange in the name of a person other than the depositary or its nominee;

•	any addition to, or change in, the events of default described under “Remedies If an Event of Default Occurs;”

•	any addition to, or change in, the covenants in the indenture applicable to the debt securities;

•	if applicable, the terms of any right to convert or exchange the debt securities into common or preferred shares or depositary shares of Cott;

•	whether the debt securities will be sold as part of units consisting of debt securities and other securities;

•	if applicable, the terms of any guarantee of debt securities;

•	if the debt securities are to be issued upon the exercise of warrants, the time, manner and place for the debt securities to be authenticated and delivered; and

•	any other terms consistent with the applicable indenture.

We may issue some of the debt securities at a substantial discount below their principal amount as “original issue discount securities.” “Original issue discount securities” means that less than the entire principal amount of the securities will be payable upon declaration of acceleration of their maturity. The applicable prospectus supplement will describe any material federal income tax consequences and other considerations that apply to original issue discount securities.

Debt securities may bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate and debt securities issued as part of units consisting of debt securities and other securities may be sold or deemed to be sold at a discount below their stated principal amount. If Cott has the right to defer interest with respect to any debt securities, the holders of these debt securities may be allocated interest income for federal and state income tax purposes without receiving equivalent, or any, interest payments. Any material federal income tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for federal income tax purposes will be described in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities

To the extent provided in the subordinated debt indenture, the payment of the principal of, and any premium and interest on, any subordinated debt securities, including amounts payable on any redemption or repurchase, will be subordinated in right of payment to the prior payment in full of all our “senior debt,” as defined below. This means that in some circumstances, if we do not make payments on all of our debt obligations as they come due, the holders of our senior debt will be entitled to receive payment in full of all amounts that are due or will become due on our senior debt before the holders of subordinated debt securities will be entitled to receive any amounts on the subordinated debt securities. These circumstances include:

•	our filing for bankruptcy or the occurrence of other events in bankruptcy, insolvency or similar proceedings;

•	any liquidation, dissolution or winding up of our company, or any assignment for the benefit of our creditors or marshaling of our assets; or

•

acceleration of the maturity of the subordinated debt securities. For example, the entire principal amount of a series of subordinated debt securities may be declared to be due and immediately payable or may be automatically accelerated due to an event of default as described under “Remedies If an Event of Default Occurs.”

In addition, we are not permitted to make payments of principal, any premium or interest on the subordinated debt securities if we default in our obligation to make payments on any senior debt beyond any applicable grace period and do not cure that default, or if an event of default that permits the holders of any senior debt or a trustee on their behalf to accelerate the maturity of the senior debt occurs, or if any judicial proceeding is pending with respect to a payment default or event of default of this kind with respect to senior debt.

These subordination provisions mean that if we are insolvent, a holder of our senior debt may ultimately receive out of our assets more than a holder of the same amount of our subordinated debt.

“Senior debt” means the principal of unpaid interest on all of our present and future:

•	indebtedness for money that we borrow;

•	obligations represented by our bonds, notes, debentures or similar instruments, or letters of credit (or reimbursement agreements in respect thereof);

•	banker’s acceptances;

•	deferred and unpaid purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

•	obligations that we owe as a lessee under leases that generally accepted accounting principles require us to capitalize on our balance sheet;

•	any hedging obligation that would appear as a liability upon a balance sheet prepared in accordance with generally accepted accounting principles;

•	any indebtedness, of the kind referenced to in the bullets above, secured by any asset; and

•	obligations under our guarantees of the indebtedness of the kind referred to in the bullets above.

Senior debt is superior in right of payment to the subordinated debt securities and indebtedness we incur is, unless we specifically indicate otherwise, senior debt. Senior debt also does not include any subordinated debt securities.

The applicable prospectus supplement may further describe the provisions applicable to the subordination of the subordinated debt securities of a particular series. The applicable prospectus supplement will describe the approximate amount, on a recent date, of senior debt outstanding to which the subordinated debt securities of that series will be subordinated. The indentures do not limit the amount of senior debt we are permitted to have, and we may incur additional senior debt after the issuance of any subordinated debt securities.

Conversion or Exchange of Debt Securities

The applicable prospectus supplement will describe the terms, if any, on which a series of debt securities may be converted into or exchanged for Cott common or preferred shares or depositary shares. These terms will include whether the conversion or exchange is mandatory, or is at Cott’s option or the option of the holder. We will also describe in the applicable prospectus supplement how we will calculate the number of securities that holders of debt securities would receive if they were to convert or exchange their debt securities, the conversion price, any other terms related to conversion and any anti-dilution protections.

Consolidation, Merger or Sale of Assets

The indentures generally permit Cott to consolidate with or merge into another company. They also permit us to sell substantially all our assets to another company. However, we may not take any of these actions unless the following conditions are met:

•

If we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for the debt securities and be a corporation, partnership or trust organized and existing under the laws of Canada or any province or territory thereof, the United States, any state thereof or the District of Columbia or, if such transaction would not impair your rights, any other country provided the successor entity assumes our obligations under the debt securities and the indenture to pay additional amounts; and

•

The merger, sale of assets or other transaction must not cause a default on the debt securities. For purposes of this no-default test, a default would include any event of default described below under “Remedies If an Event of Default Occurs” that has occurred and is continuing. A default for this purpose would also include any event that would be an event of default if the requirement for giving us default notice or the requirement that the default had to exist for a specific period of time was disregarded.

If we merge out of existence or sell substantially all our assets, the surviving or acquiring entity will be substituted for Cott in the indentures with the same effect as if it had been an original party to the indentures. After a merger or sale of substantially all our assets, the surviving or acquiring entity may exercise Cott’s rights and powers under each indenture, and Cott will be released from all its liabilities and obligations under the indenture and under the debt securities.

Modification and Waiver

Modification

There are three types of changes we can make to the indentures and the debt securities.

Changes Requiring Approval of All Holders. First, there are changes that cannot be made to the indenture and the debt securities issued under that indenture without the approval of the holder of each debt security affected by the changes:

•	change the stated maturity of the principal of or interest on any debt security;

•	permit the redemption of any debt security where we would not otherwise have the right to redeem it;

•	reduce any amounts due on any debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place or currency of payment on any debt security;

•	impair the right of the holders to sue for payment;

•

impair any right that a holder of a debt security may have to require us to repurchase the debt security, or exchange or convert the debt security for or into our common shares, preferred shares or depositary shares;

•	reduce the percentage of the securities of any series whose holders’ consent is needed to modify the indenture;

•	reduce the percentage of the securities of any series whose holders’ consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;

•	release any guarantor from its guarantee obligations except as permitted by the indenture;

•	in the case of subordinated debt securities, modify the ranking or priority of the securities in a way that is adverse to the holders in any material respect; or

•

modify any aspect of the provisions dealing with modification and waiver of the indenture, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without consent of the holder of each affected debt security.

Changes Requiring Consent by the Holders of 50% of the Debt Securities of Each Affected Series. The second type of change to the indenture and the debt securities issued under that indenture requires a vote in favor by holders owning more than 50% of the principal amount of the debt securities of each series affected by the change. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the debt securities in any material respect.

Changes Not Requiring Approval. The third type of change does not require any consent by holders of the debt securities. This type is limited to clarifications and other changes that would not adversely affect holders of the debt securities in any material respect and changes that affect only debt securities to be issued under the indenture after the changes take effect.

Waiver

A vote in favor by holders owning a majority of the principal amount of the debt securities of an affected series would be required for us to obtain a waiver of all or part of the restrictive covenants requiring consent by the holders of 50% of that series to change or a waiver of a past default with respect to the series. However, we cannot obtain a waiver of a payment default or any other aspect of either indenture or the debt securities listed above under “Changes Requiring Approval of All Holders” unless we obtain the individual consent of each holder of securities affected by the change.

Rules Concerning Voting

When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•

For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of these securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known, because, for example, it is based on an index, we will use a special rule described in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding and will, therefore, not be eligible to vote if we have deposited or set aside in trust for the holders money for their payment or redemption. In addition, securities will not be eligible to vote if they have been fully defeased as described under “Defeasance and Covenant Defeasance—Full Defeasance.”

Also, securities that we or our affiliates own will not be considered outstanding. However, securities so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the trustee’s satisfaction the pledgee’s right to vote with respect to the securities and that the pledgee is not one of the persons referred to in the preceding sentence.

In certain circumstances, we or the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series of debt securities, that vote or action may be taken only if holders of the required percentage of outstanding debt securities vote within 90 days of the record date to approve taking the action.

Remedies If an Event of Default Occurs

If you are the holder of a subordinated debt security, all the remedies available upon the occurrence of any event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under “Subordination of Subordinated Debt Securities.”

Each indenture defines an “event of default” with respect to the debt securities of any series to mean any of the following:

•	our failure to pay interest on a debt security of that series within 30 days after its due date;

•	our failure to pay the principal of, or any premium on, a debt security of that series at its due date, and continuance of that failure for a period of 30 days;

•	our failure to deposit any sinking fund payment with respect to debt securities of that series within 60 days after it becomes due;

•

our failure to perform, or breach of, any other covenant or warranty of Cott in the indenture with respect to debt securities of that series that continues for 90 days after a written notice to us by the applicable trustee or to us and the trustee by the holders of at least 25% of the principal amount of the outstanding debt securities of that series stating that we are in default;

•	our filing for bankruptcy or the occurrence of other specific events of bankruptcy, insolvency, or reorganization; and

•	the occurrence of any other event of default with respect to any debt securities of that series described in the prospectus supplement.

If an event of default applicable to any series of debt securities then outstanding occurs and continues, the applicable trustee or the holders of at least 25% of the principal amount of the outstanding debt securities of that series will have the right to declare the entire principal of all the debt securities of that series to be due and payable immediately. If the event of default occurs because of specified events in bankruptcy, insolvency or reorganization relating to Cott, the entire principal amount of the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. Each of the situations described above is called a declaration of acceleration of maturity. Under certain circumstances, the holders of a majority of the principal amount of the securities of that series may cancel the declaration of acceleration of maturity and waive the past defaults.

For most defaults under either indenture with respect to any series of debt securities, the trustee will be required to give to the holders of the securities of the series notice of a default known to it within 90 days of the occurrence of the default. For these purposes, a default is defined as the occurrence of any of the events set forth in the events of default in the indenture, without any grace periods and regardless of notice. For defaults described in the fourth bullet from the top in this subsection, the trustee is not to give notice until at least 30 days after the occurrence of the default. The trustee may withhold notice of any default, except in the payment of principal or interest or any sinking fund installment, if it decides in good faith that withholding notice is in the interests of the holders.

Generally, the trustee is not required to take any action under the relevant indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liabilities. This protection is called an “indemnity.” If they provide this indemnity, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee to exercise any other action permitted under the applicable indenture. The trustee may decline to act if the direction given is contrary to law or the applicable indenture.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and is continuing;

•

The holders of not less than 25% in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	The trustee must not have taken action for 60 days after receipt of the above notice, request and offer of indemnity; and

•

During those 60 days, the holders of a majority in principal amount of the debt securities of the relevant series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities of the relevant series.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

Defeasance and Covenant Defeasance

The following discussion of defeasance and covenant defeasance will be applicable to a particular series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the prospectus supplement.

Full Defeasance

If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities of a series (called “full defeasance”) on the 91st day after the date of the deposit referred to in the first bullet below if we satisfy the conditions below:

•

We must deposit in trust for the benefit of all holders of the debt securities a combination of cash and U.S. government obligations or U.S. government agency obligations unconditionally guaranteed by the United States (or if the debt securities are in a foreign currency, foreign government securities in the same foreign currency) that will generate enough cash to pay principal and any premium and any interest on the debt securities on their various due dates.

•

There must be a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

•	We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

•

In the case of any subordinated debt securities, at the time of the deposit referred to above, no payment default on any senior debt may have occurred and be continuing, no acceleration of the maturity of any senior debt upon any event of default may have occurred and be continuing and no other event of default with respect to any senior debt may have occurred and be continuing permitting (after notice or lapse of time or both) the holders of the senior debt or a trustee on their behalf to accelerate the maturity of the senior debt.

•

We must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the above conditions and all other conditions to defeasance under the applicable indenture have been complied with.

If we ever fully defeased your debt securities, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. If the debt securities are subordinated debt securities, their holders would be released from the subordination provisions described under “Subordination of Subordinated Debt Securities.”

Covenant Defeasance

Under current U.S. federal tax law, we can make the same type of deposit described above and be released from certain restrictive covenants relating to any particular debt security that may be described in a prospectus supplement. The release from these covenants is called “covenant defeasance.” In that event, you would lose the protection of these covenants, and any omission to comply with them would not constitute an event of default. You would, however, gain the protection of having cash and securities set aside in trust to repay the debt securities. If the debt securities are subordinated, their holders would be released from the subordination provisions described above under “Subordination of Subordinated Debt Securities.” In order to achieve covenant defeasance, we must do the following:

•

We must deposit in trust for the benefit of all holders of the debt securities a combination of cash and U.S. government obligations or U.S. government agency obligations unconditionally guaranteed by the United States (or if the debt securities are in a foreign currency, foreign government securities in the same foreign currency) that will generate enough cash to pay principal and any premium and any interest on the debt securities on their various due dates.

•

We must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make that deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

•

In the case of any subordinated debt securities, at the time of the deposit referred to above, no payment default on any senior debt may have occurred and be continuing, no acceleration of the maturity of any senior debt upon any event of default may have occurred and be continuing and no other event of default with respect to any senior debt may have occurred and be continuing permitting (after notice or lapse of time or both) the holders of the senior debt or a trustee on their behalf to accelerate the maturity of the senior debt.

•

We must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the above conditions and all other conditions to defeasance under the applicable indenture have been complied with.

If we accomplish covenant defeasance with regard to a particular series of debt securities, the following provisions of the applicable indenture and the debt securities would no longer apply:

•	If the debt securities are senior debt securities, certain restrictions.

•	Any other covenants applicable to the series of debt securities described in the prospectus supplement.

•	The events of default relating to breach of covenants described above under “Remedies If an Event of Default Occurs.”

•	If the securities are subordinated, the subordination provisions of the debt securities described above under “Subordination of Subordinated Debt Securities.”

If we accomplish covenant defeasance, the holders of the debt securities could still look to us for repayment of those securities if there were a shortfall in the trust deposits. If a remaining event of default occurred and the debt securities became immediately due and payable, there could be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Legal Ownership

Street Name and Other Indirect Owners

Investors who hold securities in accounts at banks or brokers will generally not be recognized by us as legal holders of securities. This is called holding in “street name.” Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the securities, either because they agree to do so in their customer agreements or because they are legally required to. If you hold securities in street name, you should check with your own institution to find out:

•	How it handles securities payments and notices.

•	Whether it imposes fees or charges.

•	How it would handle voting if ever required.

•	Whether and how you can instruct it to send you securities registered in your own name so you can be a holder as described below.

•	How it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

Registered Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons who are registered as holders of securities. As noted above, we do not have obligations to you if you hold securities in street name or by other indirect means, either because you choose to hold securities in that manner or because the securities are issued in the form of book-entry securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Book-Entry Securities

What is a Book-Entry Security? A book-entry security is a special type of indirectly held security, as described above under “Street Name and Other Indirect Owners.” If we choose to issue securities in the form of book-entry securities, the ultimate beneficial owners can only be indirect owners. We do this by requiring that the book-entry security be registered in the name of a financial institution we select and by requiring that the securities included in the book-entry security not be transferred to the name of any other holder unless the special circumstances described below occur. The financial institution that acts as the sole holder of the book-entry security is called the “depositary.” Any person wishing to own a security must do so indirectly by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement will indicate whether a particular series of securities will be issued only in the form of book-entry securities.

Special Investor Considerations for Book-Entry Securities. As an indirect owner, an investor’s rights relating to a book-entry security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead deal only with the depositary that holds the book-entry security.

An investor should be aware that if securities are issued only in the form of book-entry securities:

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The investor cannot get securities registered in his or her own name and cannot receive physical certificates for his or her interest in the securities, except in the special situations we describe below.

•

The investor will be a street name owner and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities. See “Street Name and Other Indirect Owners” for information about these procedures.

•

The investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•

The investor may not be able to pledge his or her interest in the securities in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•

The depositary’s policies will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the book-entry security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the book-entry security. We and the trustee also do not supervise the depositary in any way.

•	The depositary will require that interests in a book-entry security be purchased or sold within its system using same-day funds and your broker or bank may require you to do so as well.

Special Situations When a Book-Entry Security Will Be Terminated

In a few special situations described below, a book-entry security will terminate and interests in it will be exchanged for physical certificates representing the securities it represented. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in securities transferred to their own name, so that they will be holders. The rights of street name investors and holders in the securities are described under “Street Name and Other Indirect Owners” and “Registered Holders.”

The special situations for termination of a book-entry security are:

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If the depositary notifies us that it is unwilling or unable to continue as depositary, or ceases to be a clearing agency registered under applicable law, and we have not appointed a successor depositary within 90 days.

•	If we notify the trustee that we wish to terminate the book-entry security.

•	If an event of default on the securities has occurred and is continuing. Defaults are discussed above under “Remedies If an Event of Default Occurs.”

The prospectus supplement may also list additional situations for terminating a book-entry security that would apply only to the particular series of securities covered by the prospectus supplement.

If a book-entry security is terminated, only the depositary, and not we or the trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the book-entry security will be registered and, therefore, who will be the holders of those securities.

Certificated Debt Securities

If we issue certificated debt securities, they will be registered in the name of the holder of the debt security. Holders may transfer or exchange these certificated debt securities without the payment of any service charge, other than any tax or other governmental charge, by contacting the trustee.

We will pay principal of, and any premium and interest on, certificated debt securities at designated places, or we may choose to make these payments by check mailed to the persons in whose names the debt securities are registered or by wire transfer to their accounts, on days specified in the prospectus supplement.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

About the Trustee and Paying Agent

The trustee under both the senior debt indenture and the subordinated debt indenture will be named when debt securities are issued.

If an event of default, or an event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded, occurs, the trustee may be considered to have a conflicting interest with respect to the securities offered by this prospectus and any accompanying prospectus supplement, or with respect to the securities outstanding under that other indenture, for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign as trustee under the indenture under which the securities offered by this prospectus and any accompanying prospectus supplement will be issued, and we would be required to appoint a successor trustee. At any time, the trustee under either indenture may resign or be removed by the holders of at least a majority in principal amount of any series of the outstanding debt securities of that indenture. If the trustee resigns, is removed or becomes incapable of acting as trustee, or if a vacancy occurs in the office of the trustee for any reason, a successor trustee will be appointed in accordance with the provisions of the indenture.

The trustee will act as paying agent for the debt securities unless a different paying agent is identified in any prospectus supplement.

Description of Common Shares

Our authorized capital stock consists of an unlimited number of common shares. As of May 7, 2015, there were 93,259,829 common shares outstanding. Our common shares are quoted on the New York Stock Exchange under the symbol “COT” and are listed on the Toronto Stock Exchange under the symbol “BCB.”

The following description of our common shares and provisions of our articles of amalgamation and By-laws is only a summary. The description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our articles and By-laws, which are exhibits to the registration statement that contains this prospectus. We encourage you to review complete copies of our articles and By-laws.

Voting Rights

Each holder of our common shares is entitled to one vote for each share on all matters submitted to a vote of our shareowners, including the election of our directors. The rights attached to the common shares do not provide for cumulative voting rights or preemptive rights. Accordingly, the holders of a majority of our outstanding common shares entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividend Rights

Subject to limitations under the Canada Business Corporations Act (the “CBCA”), preferences that may apply to the Preferred Shares (as defined below), any other outstanding preferred shares, and contractual restrictions, holders of our common shares are entitled to receive ratably dividends or other distributions when and if declared by Cott’s board of directors. There are certain restrictions on the payment of dividends under the terms of the Preferred Shares, our asset-based lending facility and the indentures governing our 6.750% senior notes due 2020, 5.375% senior notes due 2022, and 10.000% second-priority senior secured notes due 2021 assumed in connection with the DSS Acquisition. In addition to such restrictions, whether any future dividends are paid to our shareowners will depend on decisions that will be made by our board of directors and will depend on then existing conditions, including our financial condition, contractual restrictions, corporate law restrictions, capital requirements and business prospects. Under the CBCA, Cott may pay dividends unless there are reasonable grounds for believing that (i) Cott is, or would after such payment be, unable to pay its liabilities as they become due or (ii) the realizable value of Cott’s assets would be less than the aggregate of its liabilities and stated capital of all classes of shares.

Change of Control

Under the CBCA, the affirmative vote of two-thirds of the votes cast is required for shareowner approval of an amalgamation (other than certain short form amalgamations), any sale, lease or exchange of all, or substantially all, of our assets, if not in the ordinary course of our business, and certain other fundamental changes including an amendment to the articles of amalgamation. Other shareowner action is generally decided by a majority of the votes cast at a meeting of shareowners.

There is no limitation imposed by Canadian law or by our articles or other charter documents on the right of a non-resident to hold or vote common shares, other than as provided by the Investment Canada Act, which requires notification and, in certain cases, advance review and approval by the Government of Canada of the acquisition by a non-Canadian of control of a Canadian business.

The authorization of undesignated preferred shares in our articles of amalgamation makes it possible for our board of directors to issue preferred shares with rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of us. Currently, holders of our outstanding preferred shares have the right to approve certain issuances of preferred shares, which could limit the board’s discretion in responding to an attempted change of control.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Computershare Trust Company N.A.

Description of Preferred Shares

We have the ability to issue an unlimited number of preferred shares, in series with such terms as our board of directors may determine. Any such series of preferred shares could have rights equal or superior to the rights of our common shares. In connection with the DSS Acquisition, we issued to the former security holders of DSS our Series A Convertible First Preferred Shares (the “Convertible Preferred Shares”) having an aggregate value of approximately $116.1 million and Series B Non-Convertible First Preferred Shares (the “Non-Convertible Preferred Shares,” and together with the Convertible Preferred Shares, the “Preferred Shares”) having an aggregate value of approximately $32.7 million. The Preferred Shares were created by an amendment to our articles of amalgamation.

The following briefly summarizes the provisions of our articles of amalgamation governing future issuances of preferred shares. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our articles, as amended, which is an exhibit to the registration statement that contains this prospectus. The description of most of the financial and other specific terms of a particular series will be in the prospectus supplement accompanying this prospectus. We encourage you to review complete copies of our articles and By-laws.

The specific terms of any particular series of preferred shares as described in the relevant prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are differences between a prospectus supplement and this prospectus, the prospectus supplement will control. Thus, the statements we make in this section may not apply to all series of preferred shares. The terms in a prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Our Authorized Preferred Shares

Under our articles of amalgamation, our board of directors is authorized, without further action by our shareowners, to issue at any time an unlimited number of preferred shares. Our board of directors may from time to time before the issue thereof fix the number of shares in, and determine the designation, rights, privileges, restrictions and conditions attaching to, each series of preferred shares. The preferred shares shall be entitled to priority over the common shares and all other shares ranking junior to the preferred shares with respect to the payment of dividends and the distribution of our assets in the event of any liquidation, dissolution or winding-up or other distribution of our assets among our shareowners for the purpose of winding-up our affairs. Except as otherwise provided by law or as may be required by the rules of the applicable national securities exchange or quotation service, the holders of the preferred shares shall not, as such, be entitled to receive notice of or to attend any meeting of our shareowners and shall not be entitled to vote at any such meeting. Without limiting the generality of the foregoing, the holders of the preferred shares shall not be entitled to vote separately as a class on any proposal to amend our articles of amalgamation to:

•

increase or decrease any maximum number of authorized preferred shares, or increase any maximum number of authorized shares of a class having rights or privileges equal or superior to the preferred shares;

•	effect an exchange, reclassification or cancellation of all or part of the preferred shares; or

•	create a new class of shares equal or superior to the preferred shares.

The prospectus supplement relating to the particular series of preferred shares will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable:

•	the offering price at which we will issue the preferred shares;

•	the title, designation of number of preferred shares and stated value of the preferred shares;

•

the dividend rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will begin to cumulate;

•	any conversion or exchange rights;

•	whether the preferred shares will be subject to redemption and the redemption price and other terms and conditions relative to the redemption rights;

•	any liquidation rights;

•	any voting rights; and

•	any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of our articles of amalgamation.

When we issue and receive payment for the preferred shares, the shares will be fully paid and non-assessable, which means that the holders will have paid their purchase price in full and we may not ask them to surrender additional funds.

The rights of holders of the preferred shares offered may be adversely affected by the rights of holders of any preferred shares that may be issued in the future. Our board of directors may cause the preferred shares to be issued in public or private transactions for any proper corporate purposes and may include issuances to obtain additional financing in connection with acquisitions, and issuances to officers, directors and employees pursuant to benefit plans. Our board of directors’ ability to issue preferred shares may discourage attempts by others to acquire control of us without negotiation with our board of directors.

Outstanding Preferred Shares

Voting and Conversion Rights

The Convertible Preferred Shares become convertible into common shares beginning on December 12, 2017, and have certain voting rights (on an as-converted basis) beginning on June 13, 2016 and unrestricted voting rights beginning after December 12, 2017. From June 13, 2016 until December 12, 2017, holders of Convertible Preferred Shares are entitled to vote on an as-converted basis with the holders of the common shares, together as a single class, on all matters submitted for a vote of the holders of common shares. During that time, however, when board elections are held (other than with respect to a Preferred Dividend Default (defined below)), holders of Convertible Preferred Shares are required to cast votes for and against each director nominee and abstain from voting in the same proportion as the holders of our common shares. This restriction no longer applies after December 12, 2017. The Non-Convertible Preferred Shares do not have voting rights and may not be converted into common shares.

Approval Rights

For so long as Preferred Shares remain outstanding, certain of our actions will require prior approval by holders of at least two-thirds of the then-outstanding Convertible Preferred Shares and Non-Convertible Preferred Shares, each voting separately as a series, including: (i) the issuance or reclassification of shares that would rank equal or senior to the Convertible Preferred Shares with respect to liquidation and dividend rights (including the issuance of additional Convertible Preferred Shares or Non-Convertible Preferred Shares); (ii) voluntary liquidation or declaration of bankruptcy by us or certain of our subsidiaries; (iii) increasing our board size to greater than 11 members (except in the event of a Preferred Dividend Default); (iv) the incurrence, assumption or refinancing of debt such that our ratio of consolidated debt (less cash and cash equivalents) to EBITDA would be equal to or greater than 5.0-to-1.0; (v) the declaration or payment of any dividend on, or the redemption or purchase of, any shares ranking junior to the Preferred Shares, provided, among other exceptions, that the requirement to obtain consent shall not apply to the payment of regular quarterly dividends to holders of our common shares in an amount not to exceed $0.06 per share so long as we are current on dividend payments to the Preferred Shares; and (vi) other actions customarily requiring approval of holders of preferred shares.

Dividend Rights

Dividends on both series of Preferred Shares began to accrue and are cumulative from December 12, 2014, the issue date for such Preferred Shares. Dividends on the Convertible Preferred Shares are 9.0% per year, increasing by 1.0% on each of the first five anniversaries of the issue date. Dividends on the Non-Convertible Preferred Shares are 10.0% per year, increasing by 1.0% on each of the first five anniversaries of the issue date.

If we do not pay any dividend in full on a scheduled dividend payment date, the unpaid dividend will accrue at the then-applicable rate plus an additional 2.5% per annum of the redemption value of each Preferred Share from the scheduled payment date to the date that all accumulated dividends on the applicable series of Preferred Shares have been paid in cash in full. If we miss six dividend payments, whether or not consecutive (a “Preferred Dividend Default”), then the holders of the Convertible Preferred Shares will have the right as a separate class to elect two directors to our board of directors. Such right will terminate when full dividends have been paid or declared and set aside to be paid on the Preferred Shares, and the term of any directors so elected shall terminate on such date.

Transfer Agent and Registrar

The transfer agent, registrar and dividend disbursement agent for the preferred shares will be stated in the applicable prospectus supplement.

Description of Depositary Shares

We may elect to offer fractional interests in preferred shares, rather than offer whole preferred shares. If we choose to do this, we will provide for the issuance by a depositary to the public of receipts for depositary shares. Each depositary share will represent fractional interests of a particular series of preferred shares.

The shares of any series of preferred shares underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company, which we will select. The prospectus supplement relating to a series of depositary shares will state the name and address of the depositary. Unless otherwise provided by the deposit agreement, each owner of depositary shares will be entitled, in proportion to the applicable fractional interests in preferred shares underlying the depositary shares, to all the rights and preferences of the preferred shares underlying the depositary shares including dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional interests in shares of the related series of preferred shares in accordance with the terms of the offering described in the related prospectus supplement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of preferred shares to the record holders of depositary shares relating to the preferred shares in proportion to the numbers of the depositary shares owned by the holders on the relevant record date. The depositary will distribute only an amount, however, that can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the record holders of depositary shares entitled to it, unless the depositary determines that it is not feasible to make the distribution. If this happens, the depositary may, with our approval, sell the property and distribute the net sale proceeds to the holders. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights that we offer to holders of the preferred shares will be made available to the holders of depositary shares.

Redemption of Depositary Shares

If a series of the preferred shares underlying the depositary shares is redeemed in whole or in part, the depositary shares will be redeemed from the redemption proceeds received by the depositary. The depositary will mail notice of redemption not less than 30, and not more than 60, days before the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary’s books. The redemption price for each depositary share will be equal to the applicable fraction of the redemption price for each share payable with respect to the series of the preferred shares. Whenever we redeem preferred shares held by the depositary, the depositary will redeem on the same redemption date the number of depositary shares relating to the preferred shares so redeemed. If less than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionally as may be determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the cash, securities or other property payable upon the redemption and any cash, securities or other property to which the holders of the redeemed depositary shares were entitled upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Shares

Upon receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the preferred shares. Each record holder of depositary shares on the record date, which will be the same date as the record date for the preferred shares, will be entitled to instruct the depositary how to exercise the voting rights pertaining to the number of preferred shares underlying the holder’s depositary shares. The depositary will endeavor, to the extent practicable, to vote the number of preferred shares underlying the depositary shares in accordance with these instructions, and we will agree to take all action which the depositary may consider necessary in order to enable the depositary to vote the shares.

Amendment and Termination of Depositary Agreement

We may enter into an agreement with the depositary at any time to amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, the holders of a majority of the depositary shares must approve any amendment which materially and adversely alters the rights of the existing holders of depositary shares. We or the depositary may terminate the deposit agreement only if (a) all outstanding depositary shares issued under the agreement have been redeemed or (b) a final distribution in connection with any liquidation, dissolution or winding up has been made to the holders of the depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred shares and any redemption of the preferred shares. Holders of depositary shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to resign, and we may at any time remove the depositary. Any resignation or removal will take effect when a successor depositary has been appointed and has accepted the appointment. Appointment must occur within 60 days after delivery of the notice of resignation or removal.

United States Federal Income Tax Consequences

Owners of the depositary shares will be treated for U.S. federal income tax purposes as if they were owners of the preferred shares underlying the depositary shares. Accordingly, the owners will be entitled to take into account for U.S. federal income tax purposes income and deductions to which they would be entitled if they were holders of the preferred shares. In addition:

•	no gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred shares in exchange for depositary shares;

•	the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon the exchange, be the same as the aggregate tax basis of the depositary shares exchanged; and

•	the holding period for preferred shares in the hands of an exchanging owner of depositary shares will include the period during which the person owned the depositary shares.

The prospectus supplement for each series of preferred shares may include a description of additional applicable U.S. federal income tax or other considerations with respect to the preferred shares.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications that we deliver to the depositary and that we are required to furnish to the holders of the preferred shares. Neither the depositary nor Cott will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of Cott and the depositary under the deposit agreement will be limited to performance in good faith of their duties under the agreement and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred shares unless the holders provide them with satisfactory indemnity. Cott and the depositary under the deposit agreement may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred shares for deposit, holders of depositary shares or other persons believed to be competent and on documents they believe to be genuine.

Description of Warrants

We may issue warrants to purchase debt or equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants which may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the prospectus supplement relating to the warrants, unless otherwise specified in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the debt or equity securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the securities represented by the warrant certificate, we will issue a new warrant certificate for the remainder.

Description of Stock Purchase Contracts and Stock Purchase Units

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of common shares at a future date or dates. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula stated in the stock purchase contracts.

The stock purchase contracts may be issued separately or as part of units that we call “stock purchase units.” Stock purchase units consist of a stock purchase contract and either our debt securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the common stock under the stock purchase contracts.

The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or refunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will only be a summary, and you should read the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. Material U.S. federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

Plan of Distribution

We may sell the securities, and any selling shareowners may sell common shares and preferred shares, through agents, underwriters or dealers, or directly to one or more purchasers. The applicable prospectus supplement and/or other offering materials will contain the terms of the transaction.

We and any selling shareowners may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

If we or any selling shareowners use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions stated in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities of that series are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

We and any selling shareowners may sell securities directly to one or more purchasers without using underwriters or agents.

We and any selling shareowners may also sell securities upon the exercise of rights that may be distributed to security holders.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will identify any underwriters, dealers or agents and will describe their compensation. We and any selling shareowners may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries or any selling shareowners in the ordinary course of their business. Additionally, because selling shareowners may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, selling shareowners may be subject to the prospectus delivery requirements of the Securities Act.

Any selling shareowners may also resell all or a portion of their common shares or preferred shares in transactions exempt from the registration requirements of the Securities Act in reliance upon Rule 144 under the Securities Act provided they meet the criteria and conform to the requirements of that rule, Section 4(1) of the Securities Act or other applicable exemptions, regardless of whether the securities are covered by the registration statement of which this prospectus forms a part.

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than the common shares, which are listed on the New York Stock Exchange and the Toronto Stock Exchange. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

We and any selling shareowners may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or any selling shareowners or borrowed from us, any selling shareowners or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any selling shareowners in settlement of those derivatives to close out any related open borrowings of stock. We and any selling shareowners may also loan or pledge securities covered by this prospectus and any applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any applicable prospectus supplement (or a post-effective amendment).

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Legal Matters

Unless otherwise specified in a prospectus supplement, certain Canadian legal matters in connection with this offering of securities will be passed upon for us by Goodmans LLP, Toronto, Ontario and certain U.S. legal matters in connection with this offering of securities will be passed upon for us by Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania. One of our directors, Stephen H. Halperin, is a partner in the law firm of Goodmans LLP and, as of the date of filing this Registration Statement, he owns 110,180 common shares.

Experts

The financial statements and financial statement schedule of Cott Corporation, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Aimia Foods Holdings Limited and DSS Group, Inc. businesses the Registrant acquired as of January 3, 2015, incorporated in this prospectus by reference to Cott Corporation’s Current Report on Form 8-K dated May 11, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of DSS Group, Inc. included in Cott Corporation’s Current Report on Form 8-K/A dated February 24, 2015 have been incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Aimia Foods Holdings Limited as of and for the year ended June 30, 2013, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton UK LLP, independent auditors, upon the authority of said firm as experts in accounting and auditing.

11,100,000 Common Shares

Prospectus Supplement

CIBC

Barclays

Wells Fargo Securities

BMO Capital Markets

RBC Capital Markets

TD Securities

March 2, 2016